EXHIBIT 99.1

Explanatory Note

During the first quarter of 2015, HealthStream, Inc. (“HealthStream” or the “Company”) changed its reportable operating segments, as further described in Notes 1 and 8 to the Consolidated Financial Statements included in Exhibit 99.2 to this Current Report on Form 8-K (“Form 8-K”). The Company formed a new business segment, HealthStream Provider Solutions, in addition to the Company’s other two pre-existing business segments, HealthStream Workforce Solutions and HealthStream Patient Experience Solutions. HealthStream Provider Solutions reflects the combination of two previously acquired businesses, HealthLine Systems, LLC, which was acquired in March 2015, and Sy.Med Development, Inc. (“Sy.Med”), which was acquired in October 2012.

The information included in this Form 8-K updates the historical information included in Part II, Items 7 and 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015 (“Form 10-K”) to recast historical reportable operating segment results to conform to the 2015 presentation by including Sy.Med within the HealthStream Provider Solutions segment rather than the HealthStream Workforce Solutions segment. The change in the Company’s reportable segments as described above did not have any impact on the Company’s previously reported Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity, or Consolidated Statement of Cash Flows included in the Form 10-K. All updates to the historical information included in Part II, Items 7 and 8 of the Form 10-K reflected in this Form 8-K relate solely to the change in the Company’s business segments as noted above, and this Form 8-K does not update or modify any other disclosures in the Form 10-K. Except as noted above, this Form 8-K does not provide any update or discussion of any developments, activities, trends, or risks related to the Company subsequent to the filing of the Form 10-K. For more recent information regarding the Company since the filing of the Form 10-K on February 27, 2015, please refer to subsequent filings of the Company under the Securities Exchange Act of 1934.

The Items from the Form 10-K included in this Form 8-K contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes,” “may,” “will,” “should,” “continue” and similar language or the negative of such terms or other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our results and performance to be materially different from any results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risk factors included in Part 1, Item 1A of the Form 10-K. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of HealthStream should be read in conjunction with “Selected Financial Data” contained in the Form 10-K, and HealthStream’s Consolidated Financial Statements and related notes thereto included in Exhibit 99.2 to this Form 8-K. This discussion contains forward-looking statements that involve risks and uncertainties. HealthStream’s actual results may differ significantly from the results discussed and those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under Part I, Item 1A. “Risk Factors” in the Form 10-K and elsewhere in the Form 10-K and in this Form 8-K.

OVERVIEW

We provide subscription-based workforce patient experience, and provider solutions for healthcare organizations—all designed to assess and develop the people that deliver patient care which, in turn, supports the improvement of business and clinical outcomes. Our workforce products are used by healthcare organizations to meet a broad range of their training, certification, competency assessment, performance appraisal, and development needs. Our patient experience products provide our customers information about patients’ experiences and how to improve them, workforce engagement, physician relations, and community perceptions of their services. Our provider products are used by healthcare organizations for provider credentialing, privileging, call center and enrollment needs. HealthStream’s customers include healthcare organizations, pharmaceutical and medical device companies, and other participants in the healthcare industry.

Revenues for the year ended December 31, 2014 were approximately $170.7 million compared to $132.3 million for the year ended December 31, 2013, an increase of 29.0%. Operating income increased by 11.7% to $16.4 million for 2014, compared to $14.7 million for 2013. Net income increased by 23.4% to $10.4 million for 2014, compared to $8.4 million for 2013. Earnings per share (EPS) were $0.37 per share (diluted) for 2014 compared to $0.30 per share (diluted) for 2013. Revenues from HealthStream Workforce Solutions grew by 34.3%, or $34.3 million, revenues from HealthStream Patient Experience Solutions grew by 12.1%, or $3.4 million, and revenues from HealthStream Provider Solutions grew by 17.9%, or $690,000. We had approximately 4.28 million total subscribers, of which approximately 4.15 million were fully implemented subscribers on our SaaS-based platform at December 31, 2014. Annualized revenue per implemented subscriber increased to $34.43 per subscriber at the end of 2014, up from $32.41 per subscriber at the end of 2013, representing a 6.2% increase. As of December 31, 2014 our cash and investment balances approximated $121.0 million, and we maintained full availability under our $50.0 million revolving credit facility.

RECENT DEVELOPMENTS

On February 12, 2015, the Company entered into a definitive agreement to acquire all of the stock of HealthLine Systems, Inc. (“HealthLine Systems”), a San Diego, California based company that specializes in healthcare credentialing, privileging, and quality management software services. The acquisition of HealthLine Systems will enable the Company to provide a comprehensive, SaaS-based solution set for healthcare provider credentialing, privileging, and enrollment in support of HealthStream’s approach to talent management for healthcare organizations. The consideration to be paid for HealthLine Systems consists of approximately $88.0 million in cash, subject to a post-closing working capital adjustment. The closing of the transaction is anticipated to occur in the first quarter of 2015 and is subject to customary closing conditions, including the expiration or early termination of the waiting period applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Following the closing of the transaction, the Company intends to combine HealthLine Systems with its Sy.Med business. Both HealthLine Systems and Sy.Med will continue to operate at their current locations in San Diego, California and Brentwood, Tennessee, respectively. In addition, Michael Sousa, Senior Vice President of Business Development, has been selected to serve as President for this business unit following the closing of the acquisition.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Revenue Recognition

We recognize revenues from our subscription-based workforce products and courseware subscriptions based on a per person subscription basis, and in some cases on a per license basis. Fees are based on the size of the facilities’ or organizations’ employee user population and the service offerings to which they subscribe. Subscription-based revenue is recognized ratably over the service period of the underlying contract. All other service revenues are recognized as the related services are performed or products are delivered.

Revenues derived from the license of installed software products are recognized upon shipment or installation of the software when vendor specific objective evidence (VSOE) of fair value for the software license can be established. Software support and maintenance revenues are recognized ratably over the term of the related agreement.

Revenues from patient experience services are recognized when survey results are delivered to customers via either Internet-based reporting throughout the survey period or by providing final survey results once all services are complete. A significant portion of revenues for survey and reporting services that are provided through the use of Internet-based reporting methodologies are recognized using the proportional performance method, reflecting recognition throughout the service period which corresponds with the survey cycle and reporting access by the customer, which typically ranges from one to five months. If survey results are delivered to the customer after all services have been completed, then the corresponding revenues are recognized in full in the period such results are provided to the customer. Coaching and consulting revenues are generally recognized using the proportional performance method as these services are performed throughout the contract term. All other revenues are recognized as the related services are performed or products are delivered to the customer. Revenues for these services can be subject to seasonal factors based on customers’ requirements that can impact the timing, frequency, and volume of survey cycles.

Revenues from professional services include content maintenance, consulting, and implementation services. Fees are based on the time and efforts involved, and revenue is recognized upon completion of performance milestones using the proportional performance method.

We offer training services for clients to facilitate integration of our SaaS-based products. Fees for training are based on the time and efforts of the personnel involved. Basic online training is generally included in the initial contract; however, incremental training is fee based and revenues are generally recognized upon completion of training services.

Accounting for Income Taxes

The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities measured at tax rates that will be in effect for the year in which the differences are expected to affect taxable income. Management periodically assesses the realizability of its deferred tax assets, and to the extent that we believe a recovery is not likely, we establish a valuation allowance to reduce the deferred tax asset to the amount we estimate will be recoverable. The Company maintains a valuation allowance of approximately $0.4 million for the portion of its deferred tax assets that are not more likely than not expected to be realized.

Software Development Costs

Software development includes our costs to develop and maintain our products and applications, including our SaaS-based workforce development platform products and our survey reporting applications. Once planning is completed and development begins, we capitalize internal costs and payments to third parties associated with the development efforts where the life expectancy is greater than one year and the anticipated cash flows are expected to exceed the cost of the related asset. During 2014 and 2013, we capitalized approximately $5.7 million and $4.3 million, respectively, for software development. Such amounts are included in the accompanying consolidated balance sheets under the caption “capitalized software development.” We amortize capitalized software development costs over their expected life, which is generally three to five years. Capitalized software development costs are subject to a periodic impairment review in accordance with our impairment review policy.

In connection with software development, our significant estimates involve the assessment of the development period for new products, as well as the expected useful life of underlying software or product created. Once capitalized, software development costs are subject to the policies and estimates described below regarding goodwill, intangibles and other long-lived assets.

Goodwill, Intangibles and Other Long-lived Assets

The Company evaluates goodwill for impairment at the reporting unit level by assessing whether it is more likely than not that the fair value of a reporting unit exceeds its carrying value. If this assessment concludes that is more likely than not that the fair value of a reporting unit exceeds its carrying value, then goodwill is not considered impaired and no further impairment testing is required. Conversely, if the assessment concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, a goodwill impairment test is performed to compare the fair value of the reporting unit to its carrying value. The Company determines fair value of the reporting units using both income and market based models. Our models contain significant assumptions and accounting estimates about discount rates, future cash flows and terminal values that could materially affect our operating results or financial position if they were to change significantly in the future and could result in an impairment. We perform our goodwill impairment assessment whenever events or changes in facts or circumstances indicate that impairment may exist and also during the fourth quarter each year. Intangible assets and other long-lived assets are also reviewed for events or changes in facts and circumstances, both internally and externally, which may indicate an impairment is present. We measure any impairment using observable market values or discounted future cash flows from the related long-lived assets. The cash flow estimates and discount rates incorporate management’s best estimates, using appropriate and customary assumptions and projections at the date of evaluation.

Allowance for Doubtful Accounts

We estimate the allowance for doubtful accounts using both a specific and non-specific identification method. Management’s evaluation includes reviewing past due accounts on a case-by-case basis, and determining whether an account should be reserved, based on the facts and circumstances surrounding each potentially uncollectible account. An allowance is also maintained for accounts not specifically identified that may become uncollectible in the future. Uncollectible accounts are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is necessary based on our specific and non-specific identification approach. Our allowance for doubtful accounts totaled approximately $331,000 as of December 31, 2014.

Stock Based Compensation

We recognize compensation expense using a fair-value based method for costs related to share based payments including stock options and restricted share units. Measurement of such compensation expense requires significant estimation and assumptions; however, we believe that the Black Scholes option pricing model we use for calculating the fair value of our stock based compensation plans provides a reasonable measurement methodology using a framework that is widely adopted.

As of December 31, 2014, we had two stock incentive plans which qualified as stock based compensation plans. During the years ended December 31, 2014, 2013, and 2012, we recorded approximately $1.6 million, $1.5 million, and $1.1 million of stock based compensation expense, respectively. We have historically granted stock options or restricted share units to our management group on an annual basis, or when new members of the management group begin their employment. We have historically granted stock options or restricted share units to non-employee members of our board of directors in conjunction with our annual shareholders meeting, or as new members are added on a pro rata basis based on the time elapsed since our annual shareholders’ meeting. We expect to continue providing equity based awards to our management group and our board of directors for the foreseeable future. As of December 31, 2014, total future compensation cost related to non-vested awards not yet recognized was approximately $2.7 million net of estimated forfeitures, with a weighted average expense recognition period of 2.4 years. Future compensation expense recognition for new equity based award grants will vary depending on the timing and size of new awards granted, changes in the market price or volatility of our common stock, changes in risk-free interest rates, or if actual forfeitures vary significantly from our estimates.

RESULTS OF OPERATIONS

Revenues and Expense Components

The following descriptions of the components of revenues and expenses apply to the comparison of results of operations.

Revenues, net. Revenues for our HealthStream Workforce Solutions business segment primarily consist of the following products and services: provision of services through our SaaS-based platform, authoring tools, a variety of courseware subscriptions, competency and performance appraisal tools, implementation and consulting services, content development, online sales training courses (RepDirect™), HospitalDirect®, SimVentures, and a variety of other educational activities to serve professionals that work within healthcare organizations. HealthStream Workforce Solutions revenues also include products from the recent acquisitions of Decision Critical, Inc., (DCI) and Health Care Compliance Strategies, Inc. (HCCS). Revenues for our HealthStream Patient Experience Solutions business segment consist of quality and satisfaction surveys, data analyses of survey results, coaching/consulting services, and other research-based measurement tools focused on patients, employees, physicians, and other members of the community. Revenues for our HealthStream Provider Solutions business segment consist of proprietary software applications to help facilitate provider credentialing, privileging, call center and enrollment administration for healthcare organizations.

Cost of Revenues (excluding depreciation and amortization). Cost of revenues (excluding depreciation and amortization) consists primarily of salaries and employee benefits, stock based compensation, employee travel and lodging, materials, outsourced phone survey support, contract labor, hosting costs, and other direct expenses associated with revenues, as well as royalties paid by us to content providers based on a percentage of revenues. Personnel costs within cost of revenues are associated with individuals that facilitate product delivery, provide services, conduct, process and manage phone and paper-based surveys, handle customer support calls or inquiries, manage the technology infrastructure for our hosted applications, manage content and survey services, coordinate content maintenance services, and provide training or implementation services.

Product Development. Product development consists primarily of salaries and employee benefits, contract labor, stock based compensation, costs associated with the development of new software feature enhancements, new products, and costs associated with maintaining, developing and operating our training, delivery and administration platforms. Personnel costs within product development include our systems, application development, and quality assurance teams, product managers, and other personnel associated with software and product development.

Sales and Marketing. Sales and marketing consists primarily of salaries, commissions and employee benefits, stock based compensation, employee travel and lodging, advertising, trade shows, promotions, and related marketing costs. We host a national customer conference in Nashville known as “Summit,” a portion of the costs of which are included in sales and marketing expenses. Personnel costs within sales and marketing include our sales teams, relationship managers, and marketing personnel.

Other General and Administrative Expenses. Other general and administrative expenses consist primarily of salaries and employee benefits, stock based compensation, employee travel and lodging, facility costs, office expenses, fees for professional services, business development and acquisition related costs, and other operational expenses. Personnel costs within general and administrative expenses include individuals associated with normal corporate functions (accounting, legal, business development, human resources, administrative, internal information systems, and executive management) as well as personnel who maintain our accreditation status with various organizations.

Depreciation and Amortization. Depreciation and amortization consist of fixed asset depreciation, amortization of intangibles considered to have definite lives, amortization of capitalized software development, and amortization of content development fees.

Other Income (Expense), Net. The primary component of other income is interest income related to interest earned on cash, cash equivalents and investments in marketable securities. The primary component of other expense is interest expense related to our revolving credit facility. In addition, the income or loss attributed to equity method investments is included in this category.

2014 Compared to 2013

Revenues, net. Revenues increased approximately $38.4 million, or 29.0%, to $170.7 million for 2014 from $132.3 million for 2013. A comparison of revenues by business segment is as follows (in thousands):

	2014	2013	Percentage Change
Revenues by Business Segment:
Workforce	$134,242	$99,963	34%
Patient Experience	31,901	28,454	12%
Provider	4,547	3,857	18%

Total revenues, net	$170,690	$132,274	29%

% of Revenues
Workforce	79%	75%
Patient Experience	19%	22%
Provider	2%	3%

Revenues for HealthStream Workforce Solutions increased approximately $34.3 million, or 34.3%, over 2013. Revenues from our subscription-based workforce products increased by $34.3 million, or 36.1% over 2013 due to a higher number of subscribers and more courseware consumption by subscribers, as well as revenue associated with the HCCS acquisition. Annualized revenue per implemented subscriber increased by 6.2%, to $34.43 per subscriber at the end of 2014 compared to $32.41 per subscriber at the end of 2013. Our implemented subscribers increased by 22.4% during 2014 to 4.15 million subscribers at the end of 2014 compared to 3.39 million subscribers at the end of 2013. Additionally, we had a 15.4% increase in total subscribers, with 4.28 million total subscribers at December 31, 2014 compared to 3.71 million total subscribers at December 31, 2013. Revenues in 2014 were positively influenced by courseware subscriptions associated with, among other products, ICD-10 readiness training. Revenues from ICD-10 readiness training were approximately $28.4 million in 2014, compared to $13.9 million in 2013. Revenues from the HCCS acquisition, consummated on March 3, 2014, were approximately $4.8 million during 2014.

Revenues for HealthStream Patient Experience Solutions increased approximately $3.4 million, or 12.1%, over 2013. Revenues from Patient Insights™ surveys, our survey research product that generates recurring revenues, increased by $1.8 million, or 8.2%, over 2013, primarily due to growth in survey volumes over the prior year. Revenues from other surveys, which are conducted on annual or bi-annual cycles, declined by $72,000, or 1.5%, compared to 2013. Revenues from the Baptist Leadership Group (BLG) acquisition, consummated on September 9, 2013, were $2.9 million in 2014 compared to $1.2 million in 2013.

Revenues for HealthStream Provider Solutions increased approximately $690,000, or 17.9% over 2013. $565,000 of the increase was due to lower revenues in 2013 associated with the deferred revenue write-down of acquired balances from the Sy.Med acquisition, which was consummated in October 2012, and $125,000 of the increase was due to growth in sales during 2014.

Cost of Revenues (excluding depreciation and amortization). Cost of revenues increased approximately $18.5 million, or 33.3%, to $74.1 million for 2014 from $55.6 million for 2013. Cost of revenues as a percentage of revenues was 43.4% of revenues for 2014 compared to 42.0% of revenues for 2013. Cost of revenues for HealthStream Workforce Solutions increased approximately $14.4 million to $53.2 million and approximated 39.6% and 38.9% of revenues for HealthStream Workforce Solutions for 2014 and 2013, respectively. The increase in both amount and as a percentage of revenues is primarily associated with increased royalties paid by us resulting from growth in courseware subscription revenues and increased personnel expenses. Cost of revenues for HealthStream Patient Experience Solutions increased approximately $4.0 million to $20.2 million and approximated 63.3% and 56.7% of revenues for HealthStream Patient Experience Solutions for 2014 and 2013, respectively. The increase in both amount and as a percentage of revenues is primarily the result of increased personnel costs from the BLG acquisition as well as additional costs associated with the growth in patient survey volume over the prior year. Cost of revenues for HealthStream Provider Solutions increased approximately $111,000 to $738,000, and approximated 16.2% and 16.3% of revenues for HealthStream Provider Solutions for 2014 and 2013, respectively.

Product Development. Product development expenses increased approximately $4.7 million, or 40.0%, to $16.5 million for 2014 from $11.8 million for 2013. Product development expenses as a percentage of revenues were 9.6% and 8.9% of revenues for 2014 and 2013, respectively.

Product development expenses for HealthStream Workforce Solutions increased approximately $4.8 million and approximated 10.9% and 9.8% of revenues for HealthStream Workforce for 2014 and 2013, respectively. The increase in both amount and as a percentage of revenues is due to additional personnel expenses associated with new product development initiatives for our subscription-based products. Product development expenses for HealthStream Patient Experience Solutions decreased approximately $137,000 and approximated 4.3% and 5.3% of revenues for HealthStream Patient Experience Solutions in 2014 and 2013, respectively. The decrease in both amount and as a percentage of revenues is due to lower personnel expenses. Product development expenses for HealthStream Provider Solutions increased approximately $35,000 and approximated 11.3% and 12.4% of revenues for HealthStream Provider Solutions for 2014 and 2013, respectively.

Sales and Marketing. Sales and marketing expenses, including personnel costs, increased approximately $5.8 million, or 24.2%, to $29.9 million for 2014 from $24.1 million for 2013. Sales and marketing expenses as a percentage of revenues were 17.5% and 18.2% of revenues for 2014 and 2013, respectively.

Sales and marketing expenses for HealthStream Workforce Solutions increased approximately $4.6 million and approximated 16.3% and 17.2% of revenues for HealthStream Workforce Solutions for 2014 and 2013, respectively. The expense increase is primarily due to additional personnel and related expenses, increased commissions associated with higher sales performance compared to the prior year, and increased marketing spending. Sales and marketing expenses for HealthStream Patient Experience Solutions increased approximately $768,000, and approximated 19.4% and 19.0% of revenues for HealthStream Patient Experience Solutions for 2014 and 2013, respectively. The increase in amount and as a percentage of revenues is primarily due to additional personnel associated with the BLG acquisition and increased commissions associated with higher sales performance compared to the prior year. Sales and marketing expenses for HealthStream Provider Solutions increased approximately $259,000 and approximated 29.5% and 28.1% of revenues for HealthStream Provider Solutions for 2014 and 2013, respectively. The increase is primarily due to additional personnel and related expenses and increased commissions.

Other General and Administrative Expenses. Other general and administrative expenses increased approximately $4.6 million, or 24.9%, to $22.9 million for 2014 from $18.3 million for 2013. Other general and administrative expenses as a percentage of revenues were 13.4% and 13.9% of revenues for 2014 and 2013, respectively.

Other general and administrative expenses for HealthStream Workforce Solutions increased approximately $1.3 million over the prior year period primarily due to the HCCS acquisition, additional personnel, and other support costs. Other general and administrative expenses for HealthStream Patient Experience Solutions increased approximately $543,000 compared to the prior year period primarily due to the BLG acquisition. Other general and administrative expenses for HealthStream Provider Solutions decreased approximately $265,000 compared to the prior year period primarily due to fewer personnel and related expenses. The unallocated corporate portion of other general and administrative expenses increased approximately $3.0 million over the prior year period, primarily associated with additional personnel, professional fees, rent, and other general expenses, as well as one-time expenses associated with the acquisition of HCCS. During 2014, we incurred approximately $762,000 of costs associated with both the completed acquisition of HCCS and other costs for evaluating potential transactions as part of our business development initiatives.

Depreciation and Amortization. Depreciation and amortization increased approximately $3.1 million, or 39.2%, to $10.9 million for 2014 from $7.8 million for 2013. The increase primarily resulted from amortization of capitalized software development, amortization of intangible assets, and depreciation expense associated with capital expenditures, including leasehold improvements to our Nashville, Tennessee office space.

Other Income, Net. Other income, net was approximately $146,000 for 2014 compared to $176,000 for 2013. The decrease is attributable to losses from equity method investments.

Income Tax Provision. The Company recorded a provision for income taxes of $6.1 million for 2014 compared to $6.4 million for 2013. The Company’s effective tax rate was 37.1% for 2014 compared to 43.3% for 2013. The decrease in the effective tax rate resulted primarily from the recognition of approximately $1.2 million in tax benefits associated with research and development tax credits during 2014.

Net Income. Net income increased approximately $2.0 million, or 23.4%, to $10.4 million for 2014 from $8.4 million for 2013. Earnings per diluted share were $0.37 per share for 2014, compared to $0.30 per diluted share for 2013.

Adjusted EBITDA (which we define as net income before interest, income taxes, stock-based compensation, and depreciation and amortization) increased by 20.6% to approximately $28.9 million for 2014 compared to $23.9 million for 2013. This improvement is consistent with the factors mentioned above. See Reconciliation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations for our reconciliation of this calculation to measures under US GAAP.

2013 Compared to 2012

Revenues, net. Revenues increased approximately $28.5 million, or 27.5%, to $132.3 million for 2013 from $103.7 million for 2012. A comparison of revenues by business segment is as follows (in thousands):

	2013	2012	Percentage Change
Revenues by Business Segment:
Workforce	$99,963	$78,070	28%
Patient Experience	28,454	25,166	13%
Provider	3,857	496	678%

Total revenues, net	$132,274	$103,732	28%

% of Revenues
Workforce	75%	75%
Patient Experience	22%	24%
Provider	3%	1%

Revenues for HealthStream Workforce Solutions increased $21.9 million, or 28.0%, over 2012. Revenues from our subscription-based workforce products increased by $22.5 million, or 31.0% over 2012 due to a higher number of subscribers and more courseware consumption by subscribers. Annualized revenue per implemented subscriber increased by 19.9%, to $32.41 per subscriber at the end of 2013 compared to $27.04 per subscriber at the end of 2012. Our implemented subscribers increased by 15.4% during 2013 to 3.39 million subscribers at the end of 2013 compared to 2.94 million subscribers at the end of 2012. Additionally, we had a 19.6% increase in total subscribers, with 3.71 million total subscribers at December 31, 2013 compared to 3.1 million total subscribers at December 31, 2012. Revenues in 2013 were positively influenced by courseware subscriptions associated with, among other products, ICD-10 readiness training. Revenues from ICD-10 readiness training were approximately $13.9 million in 2013, an increase of $11.5 million over 2012.

Revenues for HealthStream Patient Experience Solutions increased $3.3 million, or 13.1%, over 2012. Revenues from Patient Insights™ surveys, our survey research product that generates recurring revenues, increased by $2.5 million, or 12.8%, over the prior year, primarily due to growth in survey volumes over the prior year. Revenues from other surveys, which are conducted on annual or bi-annual cycles, declined by $449,000, or 8.3%, compared to the prior year due to fewer survey engagements. The financial results for BLG have been included in the Company’s financial statements from the date of acquisition (September 9, 2013) and are included in the HealthStream Patient Experience Solutions segment. BLG revenues were approximately $1.2 million during 2013, and contributed to the revenue increase over 2012.

Revenues for HealthStream Provider Solutions increased $3.4 million, or 677.9%, over 2012. The increase in revenues is due a full year of revenue contribution from the Sy.Med acquisition, which was consummated in October 2012.

Cost of Revenues (excluding depreciation and amortization). Cost of revenues increased approximately $13.9 million, or 33.5%, to $55.6 million for 2013 from $41.7 million for 2012. Cost of revenues as a percentage of revenues was 42.0% of revenues for 2013 compared to 40.2% of revenues for 2012. Cost of revenues for HealthStream Workforce Solutions increased approximately $10.6 million to $38.9 million and approximated 38.9% and 36.2% of revenues for HealthStream Workforce Solutions for 2013 and 2012, respectively. The increase is primarily associated with increased royalties paid by us resulting from growth in courseware subscription revenues and increased personnel expenses. Cost of revenues for HealthStream Patient Experience Solutions increased approximately $2.9 million to $16.1 million and approximated 56.7% and 52.7% of revenues for HealthStream Patient Experience Solutions for 2013 and 2012, respectively. The increase is primarily the result of additional costs associated with the growth in patient survey volume over the prior year and increased personnel expenses, including costs associated with the acquisition of BLG during September 2013. Cost of revenues for HealthStream Provider Solutions increased approximately $520,000 to $627,000, and approximated 16.3% and 21.6% of revenues for HealthStream Provider Solutions for 2013 and 2012, respectively. The increase is due to the timing of the Sy.Med acquisition during the fourth quarter of 2012.

Product Development. Product development expenses increased approximately $3.2 million, or 36.6%, to $11.8 million for 2013 from $8.6 million for 2012. Product development expenses as a percentage of revenues were 8.9% and 8.3% of revenues for 2013 and 2012, respectively.

Product development expenses for HealthStream Workforce Solutions increased approximately $2.8 million and approximated 9.8% and 8.9% of revenues for HealthStream Workforce Solutions for 2013 and 2012, respectively. The increase over the prior year is due to additional personnel expenses associated with new development initiatives related to our platform products. Product development expenses for HealthStream Patient Experience Solutions decreased approximately $75,000 and approximated 5.3% and 6.2% of revenues for HealthStream Patient Experience Solutions in 2013 and 2012, respectively. Product development expenses for HealthStream Provider Solutions increased approximately $406,000 and approximated 12.4% and 14.4% of revenues for HealthStream Provider Solutions for 2013 and 2012, respectively. The increase is due to the timing of the Sy.Med acquisition during the fourth quarter of 2012.

Sales and Marketing. Sales and marketing expenses, including personnel costs, increased approximately $4.2 million, or 20.9%, to $24.1 million for 2013 from $19.9 million for 2012. Sales and marketing expenses as a percentage of revenues were 18.2% and 19.2% of revenues for 2013 and 2012, respectively.

Sales and marketing expenses for HealthStream Workforce Solutions increased approximately $3.4 million and approximated 17.2% and 17.8% of revenues for HealthStream Workforce Development for 2013 and 2012, respectively. This expense amount increase is primarily due to additional personnel and related expenses, increased commissions associated with higher sales performance compared to the prior year period, and increased travel expenses. Sales and marketing expenses for HealthStream Patient Experience Solutions decreased approximately $4,000, and approximated 19.0% and 21.5% of revenues for HealthStream Patient Experience Solutions for 2013 and 2012, respectively. Sales and marketing expenses for HealthStream Provider Solutions increased approximately $867,000 and approximated 28.1% and 43.7% of revenues for HealthStream Provider Solutions for 2013 and 2012, respectively. The increase is due to the timing of the Sy.Med acquisition during the fourth quarter of 2012.

Other General and Administrative Expenses. Other general and administrative expenses increased approximately $4.9 million, or 36.4%, to $18.3 million for 2013 from $13.5 million for 2012. Other general and administrative expenses as a percentage of revenues were 13.9% and 13.0% of revenues for 2013 and 2012, respectively.

Other general and administrative expenses for HealthStream Workforce Solutions increased approximately $440,000 over the prior year period primarily due to additional personnel, rent, and other support costs. Other general and administrative expenses for HealthStream Patient Experience Solutions increased approximately $200,000 compared to the prior year period primarily due to additional personnel. Other general and administrative expenses for HealthStream Provider Solutions increased approximately $587,000 over the prior year period, due to the timing of the Sy.Med acquisition during the fourth quarter of 2012. The unallocated corporate portion of other general and administrative expenses increased approximately $3.7 million over the prior year period, primarily associated with additional personnel, professional fees, stock based compensation expense, rent, taxes, and other general expenses, as well as one-time expenses associated with the acquisition of BLG. During 2013, we incurred approximately $405,000 of costs associated with both the completed acquisition of BLG and other costs for evaluating potential transactions as part of our business development initiatives.

Depreciation and Amortization. Depreciation and amortization increased approximately $1.2 million, or 17.9%, to $7.9 million for 2013 from $6.7 million for 2012. The increase primarily resulted from amortization of capitalized software development assets and amortization of intangibles assets, as well as depreciation expense associated with leasehold improvements to our Nashville, Tennessee office space.

Other Income (Expense), Net. Other income (expense), net was approximately $176,000 for 2013 compared to $118,000 for 2012. The improvement over the prior year period was associated with higher interest income from investments in marketable securities.

Income Tax Provision. The Company recorded a provision for income taxes of $6.4 million for 2013 compared to $5.9 million for 2012. The Company’s effective tax rate was 43.3% for 2013 compared to 43.7% for 2012.

Net Income. Net income increased approximately $773,000, or 10.1%, to $8.4 million for 2013 from $7.6 million for 2012. Earnings per diluted share were $0.30 per share for 2013, compared to $0.28 per diluted share for 2012.

Adjusted EBITDA (which we define as net income before interest, income taxes, stock-based compensation, and depreciation and amortization) increased by 12.7% to approximately $23.9 million for 2013 compared to $21.2 million for 2012. This improvement is consistent with the factors mentioned above. See Reconciliation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations for our reconciliation of this calculation to measures under US GAAP.

Reconciliation of Non-GAAP Financial Measures

This report contains certain non-GAAP financial measures, including, non-GAAP net income, non-GAAP operating income, non-GAAP revenue and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with US GAAP and may be different from non-GAAP financial measures used by other companies.

In order to better assess the Company’s financial results, management believes that adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors and securities analysts to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under US GAAP. Because adjusted EBITDA is not a measurement determined in accordance with US GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

The Company understands that, although adjusted EBITDA is frequently used by investors and securities analysts in their evaluation of companies, this measure has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of the Company’s results as reported under US GAAP. For example, adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; it does not reflect non-cash components of employee compensation; it does not reflect changes in, or cash requirements for, our working capital needs; and due to the Company’s utilization of federal and state net operating loss carryforwards and other available tax deductions in 2012, 2013 and 2014, actual cash income tax payments have been significantly less than the tax provision recorded in accordance with US GAAP, and income tax payments will continue to be less than the income tax provision until our existing federal and state net operating loss carryforwards have been fully utilized or have expired.

Management compensates for the inherent limitations associated with using adjusted EBITDA through disclosure of such limitations, presentation of our financial statements in accordance with US GAAP, and reconciliation of adjusted EBITDA to net income, the most directly comparable US GAAP measure.

As discussed elsewhere in this report, the Company completed the acquisitions of DCI during June 2012, Sy.Med in October 2012, BLG in September 2013, and HCCS in March 2014. In accordance with US GAAP reporting requirements for fair value, we recorded a deferred revenue write-down of $192,000 for DCI, $916,000 for Sy.Med, $254,000 for BLG, and $1.5 million for HCCS. These write-downs result in lower revenues than would have otherwise been recognized for such services.

In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. The revenue for the acquired contracts is deferred and typically recognized over a one year period, so our US GAAP revenues for the one year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

	2014	2013	2012
GAAP net income	$10,394	$8,418	$7,645
Interest income	(265)	(263)	(181)
Interest expense	56	51	48
Income tax provision	6,127	6,424	5,932
Stock based compensation expense	1,625	1,458	1,136
Depreciation and amortization	10,931	7,852	6,661

Adjusted EBITDA	$28,868	$23,940	$21,241

GAAP revenues	$170,690	$132,274	$103,732
Adjustment for deferred revenue write-down	1,465	839	490

Non-GAAP revenues	$172,155	$133,113	$104,222

GAAP operating income	$16,375	$14,666	$13,459
Adjustment for deferred revenue write-down	1,465	839	490

Non-GAAP operating income	$17,840	$15,505	$13,949

GAAP net income	$10,394	$8,418	$7,645
Adjustment for deferred revenue write-down, net of tax	921	476	276

Non-GAAP net income	$11,315	$8,894	$7,921

SELECTED QUARTERLY OPERATING RESULTS

The following tables set forth selected statements of income data for each of the eight quarters in the period ended December 31, 2014. The information for each quarter has been prepared on the same basis as the audited statements included in other parts of this report and, in our opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. You should read this information in conjunction with HealthStream’s Consolidated Financial Statements and related notes thereto included elsewhere in this Form 8-K. The operating results for any quarter are not necessarily indicative of the results to be expected in the future.

Factors Affecting Quarterly Operating Results

Revenues from our subscription-based products are recognized ratably over the subscription term. Survey and research revenues are impacted by seasonal factors resulting from the volume, timing, and frequency of survey cycles.

	Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
	(In thousands, except per share data)
STATEMENT OF INCOME DATA:
Revenues, net	$38,350	$42,476	$44,525	$45,339
Total operating costs and expenses	35,052	38,366	39,784	41,113

Income from operations	3,298	4,110	4,741	4,226

Net income	$1,947	$2,364	$3,436	$2,647

Net income per share (1):
Basic	$0.07	$0.09	$0.12	$0.10

Diluted	$0.07	$0.08	$0.12	$0.09

Weighted average shares of common stock outstanding:
Basic	27,453	27,567	27,605	27,655

Diluted	27,906	28,044	28,047	28,095

	Quarter Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
	(In thousands, except per share data)
STATEMENT OF INCOME DATA:
Revenues, net	$29,646	$31,919	$33,659	$37,050
Total operating costs and expenses	26,473	27,813	29,780	33,541

Income from operations	3,173	4,106	3,879	3,509

Net income	$1,941	$2,422	$2,296	$1,760

Net income per share (1):
Basic	$0.07	$0.09	$0.08	$0.06

Diluted	$0.07	$0.09	$0.08	$0.06

Weighted average shares of common stock outstanding:
Basic	26,340	26,722	27,085	27,264

Diluted	27,409	27,649	27,735	27,858

(1) – Due to the nature of interim earnings per share calculations, the sum of quarterly earnings per share amounts may not equal the reported earnings per share for the full year.

Liquidity and Capital Resources

Net cash provided by operating activities increased by $7.2 million, or 26.6%, to $34.3 million during 2014 from $27.1 million during 2013. Our primary sources of cash were generated from receipts from the sales of our products and services. The number of days sales outstanding (DSO) was 63 days for 2014 and 56 days for 2013. This increase resulted from an overall increase in our accounts receivable balances compared to the prior year and slower payment patterns from certain customers. The Company calculates DSO by dividing the average accounts receivable balance (excluding unbilled and other receivables) by average daily revenues for the year. The primary uses of cash to fund our operations include personnel expenses, sales commissions, royalty payments, payments for contract labor and other direct expenses associated with delivery of our products and services, and general corporate expenses.

Net cash used in investing activities was approximately $15.5 million during 2014 and $15.0 million during 2013. During 2014, the Company purchased $44.3 million of marketable securities, utilized $12.3 million (net of cash acquired) for business combinations, spent $5.7 million for capitalized software development, purchased $4.5 million of property and equipment, and made $1.3 million in non-marketable equity investments. These uses of cash were partially offset by maturities of marketable securities of $52.6 million. During 2013, the Company purchased $86.1 million of marketable securities, utilized $7.6 million (net of cash acquired) for business combinations, spent $4.3 million for capitalized software development, purchased $4.4 million of property and equipment, and made $0.3 million in non-marketable equity investments. These uses of cash were partially offset by maturities and sales of marketable securities of $87.7 million.

Cash provided by financing activities was approximately $3.7 million during 2014 and $6.1 million during 2013. The primary source of cash from financing activities for 2014 and 2013 resulted from proceeds from the exercise of employee stock options. The primary uses of cash for 2014 and 2013 resulted from earn-out payments associated with prior business combinations, and the payment of payroll taxes associated with the issuance of shares from the vesting of RSUs. In addition, the Company recognized excess tax benefits from equity awards of $3.2 million and $3.7 million in 2014 and 2013, respectively.

Revenues increased and operating income improved over the prior year, and our balance sheet reflects positive working capital of $97.4 million at December 31, 2014 compared to $90.9 million at December 31, 2013. The increase in working capital primarily resulted from increases in cash and investment balances and accounts receivable. At December 31, 2014, the Company’s primary source of liquidity was $121.0 million of cash and cash equivalents and marketable securities. The Company also has a $50.0 million revolving credit facility loan agreement, all of which was available at December 31, 2014. Taking into consideration the pending acquisition of HealthLine Systems for $88.0 million in cash, which is expected to close in the first quarter of 2015, our working capital, cash, and investments balances will decline significantly from balances reported as of December 31, 2014. We anticipate funding the acquisition with $60.0 million in cash and borrowing $28.0 million under our revolving credit facility.

We believe that our existing cash and cash equivalents, marketable securities, cash generated from operations, and available borrowings under our revolving credit facility will be sufficient to meet anticipated cash needs for the HealthLine Systems acquisition, working capital, new product development and capital expenditures for at least the next 12 months. Over the past nine years, we have utilized our federal and state net operating loss carryforwards to offset taxable income, therefore reducing our income tax liabilities. We anticipate our remaining net operating loss carryforwards will become fully utilized during 2015. Our actual tax payments are expected to increase significantly once the net operating loss carryforwards are fully utilized.

Our growth strategy includes acquiring businesses that provide complementary product and services. We anticipate that future acquisitions, if any, would be effected through a combination of stock and cash consideration. The issuance of our stock as consideration for an acquisition or to raise additional capital could have a dilutive effect on earnings per share and could adversely affect our stock price. Our revolving credit facility contains financial covenants and availability calculations designed to set a maximum leverage ratio of outstanding debt to adjusted EBITDA and an interest coverage ratio of adjusted EBITDA to interest expense. Therefore, if we were to borrow against our revolving credit facility, our debt capacity would be dependent on the covenant values at the time of borrowing. As of December 31, 2014, we were in compliance with all covenants. There can be no assurance that amounts available for borrowing under our revolving credit facility will be sufficient to consummate any possible acquisitions, and we cannot assure you that if we need additional financing that it will be available on terms favorable to us, or at all. Failure to generate sufficient cash flow from operations or raise additional capital when required in sufficient amounts and on terms acceptable to us could harm our business, financial condition and results of operations.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company’s off-balance sheet arrangements primarily consist of operating leases, contractual obligations, and our revolving credit facility, which is described further in Note 13 to the Company’s consolidated financial statements contained elsewhere in this Form 8-K.

The following table presents a summary of future anticipated payments due by the Company under contractual obligations with firm minimum commitments as of December 31, 2014, excluding amounts already recorded in the Consolidated Balance Sheets (in thousands):

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Operating leases	$3,111	$3,093	$1,454	$2,856	$10,514
Purchase obligations	651	—	—	—	651

Total	$3,762	$3,093	$1,454	$2,856	$11,165

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016, and early adoption is not permitted. The Company is currently reviewing this standard to assess the impact on its future consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management of the Company to evaluate whether there is substantial doubt about the Company’s ability to continue as a going concern. The standard will be effective for the annual reporting period ending after December 15, 2016, with early adoption permitted. The Company does not expect the adoption of the standard to have a material impact on the Company’s consolidated financial statements.